Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Stockholders of City Office REIT, Inc.

We have audited the accompanying statement of revenues and certain expenses of FRP Collection (the Property) for the year ended December 31, 2015, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 2, for the year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statement, the statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Vancouver, Canada

September 20, 2016

FRP COLLECTION

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	Year Ended December 31, 2015	Six Months Ended June 30, 2016 (unaudited)
Revenues:
Rental revenue	$5,877	$2,972

Total Revenues	5,877	2,972

Certain Expenses:
Property operating expenses	1,099	503
Insurance	108	45
Property taxes	533	284
Management fees	190	87

Total Certain Expenses	1,930	919

Revenues in Excess of Certain Expenses	$3,947	$2,053

See accompanying notes to statement of revenues and certain expenses.

FRP COLLECTION

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statement of revenues and certain expenses include the operations of Research Park Portfolio (the “Property”) which consists of five office buildings, a development land parcel and surrounding surface parking. The Property is located in the Central Florida Research Park in the University/Research Park submarket of Orlando, Florida.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statement of revenues and certain expenses (the “statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement is not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statement excludes expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Property decreased rental income by $238,690 and increased rental income $210,883 to record revenue on a straight-line basis during the year ended December 31, 2015 and six months ended June 30, 2016, respectively.

Use of Estimates

The preparation of the statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement and accompanying notes. Actual results could differ from those estimates.

3. Rental Revenue

The Property is leased to tenants under operating leases with expiration dates ranging from 2016 to 2022. One tenant accounted for approximately 26% of rental revenue at December 31, 2015. The minimum rental amounts due under the leases are subject to scheduled fixed increases.

FRP COLLECTION

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect at December 31, 2015 are as follows (in thousands):

Year ending December 31,
2016	$4,616
2017	3,766
2018	2,646
2019	2,591
2020	2,296
Thereafter	1,319

Total	$17,234

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

We have evaluated subsequent events through to September 20, 2016. The Property was acquired by City Office REIT, Inc. on July 12, 2016 from a non-affiliated third party for approximately $49.8 million.